Exhibit 21.1

Subsidiary Name	Place of Incorporation
VAALCO Energy (USA), Inc.	Delaware
VAALCO Gabon (Etame), Inc.	Delaware
VAALCO Production (Gabon), Inc.	Delaware
VAALCO Angola (Kwanza), Inc.	Delaware
VAALCO Energy (EG), Inc.	Delaware
VAALCO Energy Mauritius (EG), Ltd	Mauritius
VAALCO Gabon S.A.	Gabon
VAALCO Energy (International) LLC	Delaware
VAALCO Energy (Holdings), LLC	Delaware
VAALCO Energy Canada ULC	Province of Alberta
TransGlobe Energy Corporation	Province of Alberta
TG Energy UK Ltd	United Kingdom
TransGlobe Petroleum International Inc.	Turks & Caicos
TG Holdings Yemen Inc.	Turks & Caicos
TransGlobe West Bakr Inc.	Turks & Caicos
TransGlobe West Gharib Inc.	Turks & Caicos
TG Energy Marketing Inc.	Turks & Caicos
TG NW Gharib Inc.	Turks & Caicos
TG S Ghazalat Inc.	Turks & Caicos